Exhibit 99.2

SATELLOS BIOSCIENCE INC.

OMNIBUS EQUITY INCENTIVE PLAN

April 10, 2024

TABLE OF CONTENTS

Page

ARTICLE 1
PURPOSE		3

1.1	Purpose	3

ARTICLE 2
INTERPRETATION		3

2.1	Definitions	3
2.2	Interpretation	10

ARTICLE 3
ADMINISTRATION		10

3.1	Administration	10
3.2	Delegation to Committee or Officer	11
3.3	Determinations Binding	12
3.4	Eligibility	12
3.5	Plan Administrator Requirements	12
3.6	Total Shares Subject to Awards	12
3.7	Limits on Grants of Awards	13
3.8	Award Agreements	13
3.9	Non-Transferability of Awards	14

ARTICLE 4
OPTIONS		14

4.1	Granting of Options	14
4.2	Exercise Price	14
4.3	Term of Options; Blackout Period	14
4.4	Vesting and Exercisability	14
4.5	Payment of Exercise Price	15

ARTICLE 5
RESTRICTED SHARE UNITS		16

5.1	Granting of RSUs	16
5.2	RSU Account	16
5.3	Vesting of RSUs	16
5.4	Settlement of RSUs	16

ARTICLE 6
ADDITIONAL AWARD TERMS		17

6.1	Dividend Equivalents	17
6.2	Withholding Taxes	17
6.3	Recoupment	18

ARTICLE 7
TERMINATION OF EMPLOYMENT OR SERVICES		18

7.1	Termination of Employee, Consultant or Director	18
7.2	Discretion to Permit Acceleration	19

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ARTICLE 8
EVENTS AFFECTING THE CORPORATION		19

8.1	General	19
8.2	Change in Control	19
8.3	Reorganization of Corporation’s Capital	21
8.4	Other Events Affecting the Corporation	21
8.5	Immediate Acceleration of Awards	21
8.6	Issue by Corporation of Additional Shares	21
8.7	Fractions	21

ARTICLE 9
U.S. TAXPAYERS		22

9.1	Granting of Options to U.S. Taxpayers	22
9.2	ISOs	22
9.3	ISO Grants to 10% Shareholders	22
9.4	Limitation on Yearly Vesting for ISOs	22
9.5	Disqualifying Dispositions	22
9.6	Section 409A of the Code	23
9.7	Section 83(b) Election	23
9.8	Application of Article 9 to U.S. Taxpayers	24

ARTICLE 10
AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN		24

10.1	Amendment, Suspension, or Termination of the Plan	24
10.2	Shareholder Approval	24
10.3	Permitted Amendments	25

ARTICLE 11
MISCELLANEOUS		26

11.1	Legal Requirement	26
11.2	No Other Benefit	26
11.3	Rights of Participant	26
11.4	Corporate Action	26
11.5	Conflict	27
11.6	Participant Information	27
11.7	Participation in the Plan	27
11.8	International Participants	27
11.9	Successors and Assigns	27
11.10	General Restrictions or Assignment	28
11.11	Severability	28
11.12	Notices	28
11.13	Indemnity	28
11.14	Governing Law	28
11.15	Submission to Jurisdiction	28
11.16	Unfunded Obligations; No Trust or Fund Created	28

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OMNIBUS EQUITY INCENTIVE PLAN

ARTICLE 1
PURPOSE

1.1	Purpose

The purpose of this Omnibus Equity Incentive Plan (this “Plan”) is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to the success of Satellos Bioscience Inc. (the “Corporation”) and its Subsidiaries (as defined below), to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and the Corporation’s shareholders and, in general, to further the best interests of the Corporation and its shareholders. This Plan is intended to comply with Section 409A and Section 422 of the Code (as defined below), with respect to U.S. Taxpayers participating in this Plan, if and when applicable.

ARTICLE 2
INTERPRETATION

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

“Affiliate” means any entity that is an “affiliate” for the purposes of National Instrument 45-106 — Prospectus Exemptions, as amended from time to time;

“Award” means any Option or Restricted Share Unit granted under this Plan and pursuant to an Award Agreement;

“Award Agreement” means a signed, written agreement between a Participant and the Corporation, in physical or electronic format in the form or any one of the forms approved by the Plan Administrator from time to time, evidencing the terms and conditions on which an Award has been granted under this Plan and which need not be identical to any other such agreements;

“Blackout Period” means the period of time when, pursuant to any policies or determinations of the Corporation, securities of the Corporation may not be traded by Insiders or other specified persons, including any period in which Insiders or other specified persons are in possession of material undisclosed information, but excluding any period during which a regulator has halted trading in the Corporation’s securities;

“Board” means the board of directors of the Corporation as it may be constituted from time to time;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Toronto are open for commercial business during normal banking hours;

“Canadian Exchange” means the TSX or such other national securities exchange or trading system on which the Corporation’s shares are listed in Canada;

“Canadian Taxpayer” means a Participant that is resident of Canada for purposes of the Tax Act;

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“Cashless Exercise” has the meaning set forth in Subsection 4.5(b);

“Cause” means, with respect to a particular Participant:

(a)            “cause” (or any similar term) as such term is defined in the employment or other written agreement between the Corporation or a Subsidiary and Participant;

(b)            in the event there is no written or other applicable employment or other agreement between the Corporation or a Subsidiary and the Participant or “cause” (or any similar term) is not defined in such agreement, “cause” as such term is defined in the Award Agreement;

(c)            in the event neither (a) nor (b) apply, then, to the extent applicable to the Participant, the statutory definition of just cause as defined under applicable employment standards or labour standards legislation as amended from time to time (“Employment Standards”) in the province or territory in which the Participant is employed or engaged;

(d)            in the event neither (a), (b) nor (c) apply in respect of a Participant, then “cause” shall mean:

(i)	the Participant’s willful failure to perform any of the Participant’s material duties owed to the Corporation or a Subsidiary;

(ii)	the Participant’s material violation of an applicable Corporation or Subsidiary’s policy;

(iii)	any act of dishonesty, theft, misappropriation of the property of the Corporation or a Subsidiary by the Participant;

(iv)	fraud committed by the Participant that results in material harm to the Corporation or a Subsidiary;

(v)	the Participant’s gross misconduct in the performance of the Participant’s duties owed to the Corporation or a Subsidiary that results in material harm to the Corporation or Subsidiary;

(vi)	the Participant’s conviction of, or plead of guilty or no contest (or its equivalent) to, a felony or a criminal offence which the Plan Administrator determines is relevant to Participant’s position with the Corporation or any Subsidiary or is damaging to the reputation or business of the Corporation or any Subsidiary;

(vii)	the Participant’s material breach of the Participant’s employment agreement or other written agreement with the Corporation or a Subsidiary; or

(viii)	any other conduct that would be treated by the courts of the jurisdiction in which the Participant is employed or otherwise providing services to constitute cause for termination of employment or service, as applicable.

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“Change in Control” means the occurrence of any one or more of the following events:

(a)            any individual, entity or group of individuals or entities acting jointly or in concert (other than the Corporation, its Affiliates or an employee benefit plan or trust maintained by the Corporation or its Affiliates, or any company owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Shares of the Corporation) acquiring beneficial ownership, directly or indirectly, of more than 50% of the combined voting power of the Corporation’s then outstanding securities (excluding any “person” who becomes such a beneficial owner in connection with a transaction described in paragraph (b) of this definition);

(b)            the consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power or the total fair market value of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (a) of this definition) acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities shall not constitute a Change in Control;

(c)            a complete liquidation or dissolution of the Corporation or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Corporation; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Corporation at the time of the sale;

(d)            a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors; or

(e)            any other transaction or series of transactions that is determined by the Board to be substantially similar to any of the events noted above.

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets in accordance with Section 409A of the Code;

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. Any reference to a Section of the Code shall be deemed to include a reference to any regulations promulgated thereunder;

“Committee” has the meaning set forth in Section 3.2;

“Consultant” means (a) an individual (an “Individual Consultant”) other than a Director or Employee that (i) is engaged to provide, on an ongoing basis, consulting, technical or other services to the Corporation or a Subsidiary, other than services provided in relation to a distribution, (ii) provides the services under a written contract with the Corporation or a Subsidiary, (iii) in the reasonable opinion of the Plan Administrator, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or any of its Subsidiaries; and (iv) has a relationship with the Corporation that enables such person to be knowledgeable about the business and affairs of the Corporation or any of its Subsidiaries, as applicable; and (b) any corporation or entity of such Individual Consultant of which an Individual Consultant is an employee or shareholder or any partnership of which an Individual Consultant is an employee or partner, in each case, as permitted;

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“Corporation” has the meaning set forth in Section 1.1;

“Date of Grant” means, for any Award, the date specified by the Plan Administrator at the time it grants the Award or if no such date is specified, the date upon which the Award was granted;

“Director” means a director of the Corporation who is not an Employee;

“Disability” means (a) for U.S. Taxpayers, a Participant’s permanent and total disability as defined in Section 22(e)(3) of the Code, and (b) for Canadian Taxpayers, a Participant’s inability to substantially fulfill the Participant’s duties to the Corporation or a Subsidiary as a result of medically determinable physical or mental impairment for a continuous period of four (4) months or more or the Participant’s inability to substantially fulfill the Participant’s duties owed to the Corporation or a Subsidiary for an aggregate period of six (6) months or more during any consecutive twelve (12) month period (in each case, taking into account any accommodation by the Corporation or a Subsidiary as is required under applicable law); if there is any disagreement between the Plan Administrator and the Participant as to the Participant’s Disability or as to the date any such Disability began or ended, the same shall be determined by a physician mutually acceptable to the Plan Administrator and the Participant whose determination shall be conclusive evidence of any such Disability and of the date any such Disability began or ended;

“Effective Date” means the effective date of this Plan, being April 10, 2024, subject to the approval of the shareholders of the Corporation;

“Employee” means any employee of the Corporation or of a Subsidiary (including, without limitation, an employee who is also serving as an officer or director of the Corporation or a Subsidiary), designated by the Plan Administrator to be eligible to be granted one or more Awards under the Plan;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Exercise Notice” means a notice in writing in the form or any one of the forms approved by the Plan Administrator from time to time, signed by a Participant and stating the Participant’s intention to exercise a particular Option;

“Exercise Price” means the price at which an Option Share may be purchased pursuant to the exercise of an Option;

“Expiry Date” means the expiry date specified in the Award Agreement (which shall not be later than the tenth anniversary of the Date of Grant) or, if not so specified, means the tenth anniversary of the Date of Grant;

“Fair Market Value” of a Share means the following, provided that with respect to a U.S. Taxpayer the Fair Market Value will be determined in a manner that complies with Section 409A of the Code:

(a)            if the common shares of the Corporation are listed on a Canadian Exchange, the closing price of the common shares on the Canadian Exchange on the applicable date, and if such applicable date is not a trading day, the last market trading day prior to such date;

(b)            if the common shares of the Corporation are not listed on a Canadian Exchange but are listed on a U.S. Exchange, the closing price of the common shares on the U.S. Exchange on the applicable date, and if such applicable date is not a trading day, the last market trading day prior to such date;

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(c)            if the common shares of the Corporation are not listed on a U.S. Exchange or a Canadian Exchange, but are traded on the over-the-counter market and sales prices are regularly reported for the common shares, the closing or, if not applicable, the last price of the common shares on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

(d)            if the common shares of the Corporation are not listed on a U.S. Exchange or a Canadian Exchange but are traded on the over-the-counter market and sales prices are not regularly reported for the common shares for the applicable trading day, and if bid and asked prices for the common shares are regularly reported, the mean between the bid and the asked price for the common shares at the close of trading in the over-the-counter market for the most recent trading day on which common shares were traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

(e)            if the common shares of the Corporation are neither listed on a U.S. Exchange nor a Canadian Exchange nor traded in the over-the-counter market, such value as the Plan Administrator, in good faith, shall determine in compliance with applicable laws.

“Incumbent Directors” means directors who either (a) are directors of the Corporation as of the date this Plan was initially adopted, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination;

“In-the-Money Amount” has the meaning set forth in Subsection 4.5(b);

“Insider” means (a) a director or senior officer of the Corporation, (b) a director or officer of a person or company that is itself an insider or subsidiary of the Corporation, (c) a person that beneficially owns or controls, directly or indirectly, voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of the Corporation, or (d) the Corporation itself if it holds any of its own securities;

“ISO” means a stock option intended to qualify as an incentive stock option under Section 422 of the Code;

“Non-Qualified Option” means a stock option which is not intended to qualify as an ISO;

“Option” means an ISO or Non-Qualified Option granted under the Plan;

“Option Shares” means Shares issuable by the Corporation upon the exercise of outstanding Options;

“Participant” means a Director, Employee or Consultant to whom an Award has been granted under this Plan. As used herein, “Participant” shall include a Participant’s survivor(s) where the context requires;

“Performance Goals” means performance goals expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Corporation, a Subsidiary, a division of the Corporation or a Subsidiary, or an individual, or may be applied to the performance of the Corporation or a Subsidiary relative to a market index, a group of other companies or a combination thereof, or on any other basis, all as determined by the Plan Administrator in its discretion;

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“Person” means an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Plan” has the meaning set forth in Section 1.1;

“Plan Administrator” means the Board, or if the administration of this Plan has been delegated by the Board to the Committee or sub-delegated to a member of the Committee or officer of the Corporation pursuant to Section 3.2, the Committee or sub-delegate, as the case may be;

“Prior Option Plan” means the Corporation’s Second Amended and Restated Stock Option Plan;

“Restricted Share Unit” or “RSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with ARTICLE 5;

“Section 409A of the Code” or “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs, and other interpretive authority issued thereunder;

“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that govern or are applicable to the Corporation or to which it is subject;

“Security Based Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to Directors, officers, Employees and/or service providers of the Corporation or any Subsidiary, including, without limitation, the Prior Option Plan and a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

“Separation from Service” means a separation from service within the meaning of Section 409A of the Code;

“Share” means one common share in the capital of the Corporation as constituted on the Effective Date or any share or shares issued in replacement of such common share in compliance with Canadian law or other applicable law, and/or one share of any additional class of common shares in the capital of the Corporation as may exist from time to time, or after an adjustment contemplated by ARTICLE 8, such other shares or securities to which the holder of an Award may be entitled as a result of such adjustment;

“Subsidiary” means a corporation or other entity, which, for purposes of Section 424 of the Code, is subsidiary of the Corporation (as defined in Section 424 of the Code), direct or indirect;

“Tax Act” has the meaning set forth in Subsection 4.5(d);

“Termination Date” means, subject to applicable law which cannot be waived:

(a)            in the case of an Employee whose employment with the Corporation or a Subsidiary terminates (for any reason), (i) the date designated by the Employee and the Corporation or Subsidiary as the “Termination Date” (or similar term) in a written agreement between the Employee and the Corporation or Subsidiary, or (ii) if no such written agreement exists or no such date is designated in such written agreement, the date designated by the Corporation or Subsidiary on which the Employee ceases to perform work for the Corporation or the Subsidiary, provided that the “Termination Date” shall be adjusted to include any statutory notice period during which the Corporation or Subsidiary is required by statute to continue and maintain the Participant’s Awards, notwithstanding any pay in lieu of notice of termination, severance pay or other damages (including for wrongful dismissal) paid or payable to the Participant, but shall exclude any other period that follows, may follow or ought to have followed any required statutory notice period whether that period arises from a contractual or common law right and, for greater certainty, any such period shall not be considered a period of employment for purposes of a Participant’s rights under the Plan;

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(b)            in the case of a Consultant whose agreement or arrangement with the Corporation or a Subsidiary terminates (for any reason), (i) the date designated as the “Termination Date” or expiry date (or similar term) in a written agreement between the Consultant and the Corporation or Subsidiary, or (ii) if no such written agreement exists or no such date is designated in such written agreement, the earlier of the date designated by the Corporation or Subsidiary on which the Consultant ceases to provide services to the Corporation or a Subsidiary or on which the Consultant’s agreement or arrangement is terminated, provided that the “Termination Date” shall be determined without including any notice period or severance period (to the extent applicable); and

(c)            in the case of a Director, the date such individual ceases to be a Director, and in each case, unless the individual or entity continues to be a Participant in another capacity as determined by the Plan Administrator in its discretion. For purposes of the Plan, the date of death of a Participant holding outstanding Awards shall be deemed to be such Participant’s Termination Date.

Notwithstanding the foregoing, in the case of a U.S. Taxpayer, a Participant’s “Termination Date” will be the date the Participant experiences a Separation from Service under the requirements of Section 409A of the Code, to the extent applicable. In addition, except as required by law or as set forth in an Award Agreement, Awards shall not be affected by any change of a Participant’s status within or among the Corporation and any Subsidiaries, so long as the Participant continues to be an Employee, Director or Consultant of the Corporation or any Subsidiary;

“TSX” means the Toronto Stock Exchange and at any time the Shares are not listed and posted for trading on the TSX, shall be deemed to mean such other stock exchange or trading platform in Canada upon which the Shares trade and which has been designated by the Plan Administrator;

“U.S.” or “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

“U.S. Exchange” means the Nasdaq Stock Market, New York Stock Exchange or such other national securities exchange or trading system on which the Corporation’s shares are listed in the United States;

“U.S. Person” shall mean a “U.S. person” as such term is defined in Rule 902(k) of Regulation S under the U.S. Securities Act (the definition of which includes, but is not limited to, (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any partnership or corporation organized outside of the United States by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organized, or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts, and (iv) any estate or trust of which any executor or administrator or trustee is a U.S. Person);

“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

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“U.S. Taxpayer” shall mean a Participant who, with respect to an Award, is subject to taxation under applicable U.S. tax laws.

2.2	Interpretation

(a)            Whenever the Plan Administrator or the Board exercises discretion hereunder, the term “discretion” means the sole and absolute discretion of the Plan Administrator or the Board, as applicable.

(b)            As used herein, the terms “Article”, “Section”, “Subsection” and “provision” mean and refer to the specified Article, Section, Subsection and provision of this Plan, respectively.

(c)            Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)            Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period begins, including the day on which the period ends, and abridging the period to the immediately preceding Business Day in the event that the last day of the period is not a Business Day. In the event an action is required to be taken or a payment is required to be made on a day which is not a Business Day such action shall be taken or such payment shall be made by the immediately preceding Business Day. For the avoidance of doubt, in the event that an Option’s Expiry Date is a day which is not a Business Day, then the Expiry Date shall be the Business Day immediately preceding the Option’s stated Expiry Date.

(e)            Unless otherwise specified, all references to money amounts are to Canadian currency.

(f)            The headings used herein are for convenience only and are not to affect the interpretation of this Plan.

ARTICLE 3
ADMINISTRATION

3.1	Administration

This Plan shall be administered by the Plan Administrator and the Plan Administrator has sole and complete authority, in its discretion, to:

(a)            determine the individuals to whom grants under the Plan may be made;

(b)            make grants of Awards under the Plan relating to the issuance of Shares (including any combination of Options or Restricted Share Units) in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:

(i)            the time or times at which Awards may be granted;

(ii)           the conditions under which:

(A)            Awards may be granted to Participants;

(B)            Awards shall become vested, including any conditions relating to the attainment of specified Performance Goals; or

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(C)            Awards may be forfeited to the Corporation, including any conditions relating to the attainment of specified Performance Goals;

(iii)            Subject to the limitations set forth in the Plan, the number of Shares to be covered by any Award;

(iv)            the price, if any, to be paid by a Participant in connection with the purchase of Shares covered by any Awards;

(v)            whether restrictions or limitations are to be imposed on the Shares issuable pursuant to grants of any Award, and the nature of such restrictions or limitations, if any; and

(vi)            any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine;

(c)            establish the form or forms of Award Agreements;

(d)            cancel, amend, adjust or otherwise change any Award (which, for purposes of the Plan, includes any Award Agreement) under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisions of this Plan;

(e)            construe and interpret this Plan and all Award Agreements;

(f)            adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws; and

(g)            make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

Any sub-plan established hereunder shall be deemed a part of the Plan, except to the extent of any inconsistency between the terms of the Plan and the terms of such sub-plan, in which event the terms of such sub-plan shall prevail. Each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

3.2	Delegation to Committee or Officer

(a)            The initial Plan Administrator shall be the Board.

(b)            To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee of the Board (the “Committee”) all or any of the powers conferred on the Plan Administrator pursuant to this Plan, including the power to sub-delegate to any member(s) of the Committee or any specified officer(s) of the Corporation all or any of the powers delegated by the Board. In such event, the Committee or any sub-delegate will exercise the powers delegated to it in the manner and on the terms authorized by the delegating party. Any decision made or action taken by the Committee or any sub-delegate arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive and binding on the Corporation and all Subsidiaries, all Participants and all other Persons. The day-to-day administration of the Plan may be delegated to such officers and employees of the Corporation as the Plan Administrator determines.

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(c)            To the extent permitted by applicable law and the rules of the Canadian Exchange, the Board may, from time to time, delegate to one or more officers of the Corporation the authority to designate Employees and Consultants, in each case, who are not officers of the Corporation or any Subsidiary to be recipients of an Award and to determine the number of Awards to be granted to such Employee or Consultant and the terms of such Award and to grant them such Award, and upon such delegation, applicable references to “Plan Administrator” in the Plan shall be deemed to refer to the applicable delegate; provided, however, that the Board resolutions regarding such delegation will specify the total number of Shares that may be granted by such officer and that such officer may not grant any Awards to themselves. Any such Award will be granted on the form of Award Agreement most recently approved for use by the Plan Administrator, unless otherwise provided in the Board resolutions approving the delegation authority.

3.3	Determinations Binding

Any decision made or action taken by the Board, the Committee or any sub-delegate to whom authority has been delegated pursuant to Section 3.2 arising out of or in connection with the administration or interpretation of this Plan is final, conclusive and binding on the Corporation, the affected Participant(s), their legal and personal representatives and all other Persons.

3.4	Eligibility

All Directors, Employees and Consultants are eligible to participate in the Plan. Participation in the Plan is voluntary and eligibility to participate does not confer upon any Director, Employee or Consultant any right to receive any grant of an Award pursuant to the Plan. The extent to which any Director, Employee or Consultant is entitled to receive a grant of an Award pursuant to the Plan will be determined in the discretion of the Plan Administrator.

3.5	Plan Administrator Requirements

Any Award granted under this Plan shall be subject to the requirement that, if at any time the Plan Administrator shall determine that the listing, registration or qualification of the Shares issuable pursuant to such Award upon any securities exchange or under any Securities Laws of any jurisdiction, or the consent or approval of any securities exchange or any securities commissions or similar securities regulatory bodies having jurisdiction over the Corporation is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised, as applicable, in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Plan Administrator. Without limiting the generality of the foregoing, all Awards shall be issued pursuant to the registration requirements of the U.S. Securities Act, or pursuant an exemption or exclusion from such registration requirements. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval. Participants shall, to the extent applicable, cooperate with the Corporation in complying with such legislation, rules, regulations and policies.

3.6	Total Shares Subject to Awards

(a)            Subject to adjustment as provided for in ARTICLE 8 and any subsequent amendment to this Plan, the aggregate number of Shares reserved for issuance from treasury pursuant to Awards granted under this Plan and under any other Security Based Compensation Arrangement shall not exceed 15% of the Corporation’s total issued and outstanding Shares from time to time. This Plan is considered an “evergreen” plan, since the Shares covered by Awards which have been settled, exercised or terminated shall be available for subsequent grants under the Plan and the number of Awards available to grant increases as the number of issued and outstanding Shares increases.

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(b)            For greater certainty, to the extent any Awards (or portion(s) thereof) under this Plan terminate or are cancelled for any reason prior to exercise or settlement in full, or are surrendered, exercised, or settled, any Shares subject to such Awards (or portion(s) thereof) shall be added back to the number of Shares reserved for issuance under this Plan and will again become available for issuance pursuant to the exercise or settlement of Awards granted under this Plan. Additionally, to the extent any stock options (or portion(s) thereof) under the Prior Option Plan terminate or are cancelled for any reason prior to exercise in full, any Shares subject to such stock options (or portion(s) thereof) shall be added to the number of Shares reserved for issuance under this Plan and will become available for issuance pursuant to the exercise or settlement of Awards granted under this Plan.

(c)            Any Shares issued by the Corporation through the assumption or substitution of outstanding stock options or other equity-based awards from an acquired company shall not reduce the number of Shares available for issuance pursuant to the exercise or settlement of Awards granted under this Plan.

(d)            Any awards granted or Shares issued pursuant to an employment inducement provided by the Corporation in accordance with Subsection 613(c) of the Toronto Stock Exchange Company Manual, as amended from time to time, shall not reduce the number of Shares available for issuance pursuant to the exercise or settlement of Awards granted under this Plan.

(e)            On and after shareholder approval of this Plan, no awards shall be granted under the Prior Option Plan, but all outstanding awards previously granted under the Prior Option Plan shall remain outstanding and subject to the terms of the Prior Option Plan.

3.7	Limits on Grants of Awards

Notwithstanding anything in this Plan, the aggregate number of Shares:

(a)            subject to Awards granted under this Plan or under any other Security Based Compensation Arrangement during a single calendar year to any Director in connection with such Director’s service as a Director, taken together with any cash fees paid by the Corporation to such Director during such calendar year for service on the Board, will not exceed $750,000 USD in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes), or, with respect to the calendar year in which a Director is first appointed or elected to the Board, $1,000,000 USD;

(b)            issuable to Insiders at any time, under all of the Corporation’s Security Based Compensation Arrangements, shall not exceed 10% of the Corporation’s issued and outstanding Shares; and

(c)            issued to Insiders within any one-year period, under all of the Corporation’s Security Based Compensation Arrangements, shall not exceed 10% of the Corporation’s issued and outstanding Shares, provided that the acquisition of Shares by the Corporation for cancellation shall be disregarded for the purposes of determining non-compliance with this Section 3.7 for any Awards outstanding prior to such purchase of Shares for cancellation.

3.8	Award Agreements

Each Award under this Plan will be evidenced by an Award Agreement. Each Award Agreement will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Plan Administrator may direct. Any one officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, an Award Agreement to a Participant granted an Award pursuant to this Plan.

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3.9	Non-Transferability of Awards

Except as permitted by the Plan Administrator and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or as required by law, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. To the extent that certain rights to exercise any portion of an outstanding Award pass to a beneficiary or legal representative upon death of a Participant, the period in which such Award can be exercised by such beneficiary or legal representative shall not exceed one year from the Participant’s death.

ARTICLE 4
OPTIONS

4.1	Granting of Options

The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant Options to any Participant. The terms and conditions of each Option grant shall be evidenced by an Award Agreement. ISOs cannot be granted to Canadian Taxpayers. The grant of an Option to a Participant at any time shall neither entitle such Participant to receive, nor preclude such Participant from receiving, a subsequent grant of an Option. In all cases, Options shall be in addition to, and not in substitution for or in lieu of, ordinary salary and wages payable to the Participant in respect of the Participant’s services to the Corporation or a Subsidiary.

4.2	Exercise Price

The Plan Administrator will establish the Exercise Price at the time each Option is granted, which Exercise Price must in all cases be not less than the Fair Market Value on the Date of Grant.

4.3	Term of Options; Blackout Period

Subject to any accelerated termination as set forth in this Plan, each Option expires on its Expiry Date for no consideration. The term of each Option shall be fixed by the Plan Administrator, but shall not exceed 10 years from the Date of Grant. Notwithstanding any other provision in this Plan, each Option that would expire during or within 10 Business Days immediately following a Blackout Period shall expire on the date that is 10 Business Days immediately following the expiration of the Blackout Period (provided that this change in expiration date shall not apply to any Options held by a U.S. Taxpayer if it would result in any adverse consequences under Section 409A of the Code or prevent any ISO from qualifying as an ISO pursuant to Section 422 of the Code).

4.4	Vesting and Exercisability

(a)            The Plan Administrator shall have the authority to determine the vesting terms applicable to grants of Options. Options shall become vested at such times, in such instalments, and subject to such terms and conditions (including the passage of time, the satisfaction of Performance Goals or any combination thereof) as may be determined by the Plan Administrator and set forth in the applicable Award Agreement.

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(b)            Subject to the provisions of this Plan, once an Option becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the Option, unless otherwise specified by the Plan Administrator, or as may be otherwise set forth in any written employment agreement, Award Agreement or other written agreement between the Corporation or a Subsidiary and the Participant. Each vested Option may be exercised at any time or from time to time, in whole or in part, for up to the total number of Option Shares with respect to which it is then exercisable. The Plan Administrator has the right to accelerate the date upon which any Option becomes exercisable.

(c)            Subject to the provisions of this Plan and any Award Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Corporation.

(d)            The Plan Administrator may provide at the time of granting an Option that the exercise of that Option is subject to restrictions, in addition to those specified in this Section 4.4, such as vesting conditions relating to the attainment of specified Performance Goals.

4.5	Payment of Exercise Price

(a)            Unless otherwise specified by the Plan Administrator at the time of granting an Option and set forth in the particular Award Agreement, the Exercise Notice must be accompanied by payment of the Exercise Price. The Exercise Price must be fully paid by certified cheque, wire transfer, bank draft or money order payable to the Corporation or by such other means as might be specified from time to time by the Plan Administrator, which may include (i) through an arrangement with a broker approved by the Corporation (or through an arrangement directly with the Corporation) whereby payment of the Exercise Price is accomplished with the proceeds of the sale of Shares deliverable upon the exercise of the Option, (ii) through the cashless exercise process set out in Subsection 4.5(b), or (iii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Securities Laws, or any combination of the foregoing methods of payment.

(b)            Unless otherwise specified by the Plan Administrator and set forth in the particular Award Agreement, a Participant may, but only if permitted by the Plan Administrator, in lieu of exercising an Option pursuant to an Exercise Notice, elect to surrender such Option to the Corporation (a “Cashless Exercise”) in consideration for an amount from the Corporation equal to (i) the Fair Market Value of the Shares issuable on the exercise of such Option (or portion thereof) as of the date such Option (or portion thereof) is exercised, less (ii) the aggregate Exercise Price of the Option (or portion thereof) surrendered relating to such Shares (the “In-the-Money Amount”), by written notice to the Corporation indicating the number of Options such Participant wishes to exercise using the Cashless Exercise, and such other information that the Corporation may require. Subject to Section 6.2, the Corporation shall satisfy payment of the In-the-Money Amount by delivering to the Participant such number of Shares (rounded down to the nearest whole number) having a fair market value equal to the In-the-Money Amount.

(c)            No Shares will be issued or transferred until full payment therefor has been received by the Corporation, or arrangements for such payment have been made to the satisfaction of the Plan Administrator. Upon receipt of payment in full, the number of Shares in respect of which the Options are exercised will be duly issued to the Participant from treasury as fully paid and non-assessable, following which the Participant shall have no further rights, title or interest with respect to such Options.

(d)            If a Participant surrenders Options through a Cashless Exercise pursuant to Subsection 4.5(b), to the extent that such Participant would be entitled to a deduction under Subparagraph 110(1)(d) of the Income Tax Act (Canada) (the “Tax Act”) in respect of such surrender if the election described in Subsection 110(1.1) of the Tax Act were made and filed (and the other procedures described therein were undertaken) on a timely basis after such surrender, the Corporation will cause such election to be so made and filed (and such other procedures to be so undertaken).

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ARTICLE 5
RESTRICTED SHARE UNITS

5.1	Granting of RSUs

(a)            The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant RSUs to any Participant, including in respect of a bonus or similar payment in respect of services rendered by the applicable Participant in a taxation year. The terms and conditions of each RSU grant shall be evidenced by an Award Agreement. Each RSU will consist of a right to receive a Share upon the settlement of such RSU. The grant of an RSU to a Participant shall neither entitle such Participant to receive, nor preclude such Participant from receiving a subsequent grant of an RSU. In all cases, RSUs shall be in addition to, and not in substitution for or in lieu of, ordinary salary and wages payable to the Participant in respect of the Participant’s services to the Corporation or a Subsidiary.

(b)            The number of RSUs granted in respect of a bonus or similar payment at any particular time pursuant to this ARTICLE 5 will be calculated by dividing (i) the amount of any bonus or similar payment that is to be paid in RSUs, as determined by the Plan Administrator, by (ii) the greater of (A) the Fair Market Value of a Share on the Date of Grant; and (B) such amount as determined by the Plan Administrator in its discretion.

5.2	RSU Account

All RSUs received by a Participant shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Date of Grant.

5.3	Vesting of RSUs

The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of RSUs, including vesting conditions relating to the attainment of specified Performance Goals, provided that the terms comply with Section 409A, with respect to a U.S. Taxpayer.

5.4	Settlement of RSUs

Subject to Section 9.6(d) below and except as otherwise provided in an Award Agreement, on the settlement date for any RSU, which shall be determined by the Plan Administrator in its discretion, the Corporation shall redeem each vested RSU for one fully paid and non-assessable Share issued from treasury to the Participant, following which the Participant shall have no further rights, title or interest with respect to such RSUs. The Plan Administrator shall have the sole authority to determine any other settlement terms applicable to the grant of RSUs, provided that with respect to a U.S. Taxpayer the terms comply with Section 409A to the extent it is applicable.

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ARTICLE 6
ADDITIONAL AWARD TERMS

6.1	Dividend Equivalents

(a)            Unless otherwise determined by the Plan Administrator in its discretion or as set forth in the particular Award Agreement, an Award of RSUs shall include the right for such RSUs be credited with dividend equivalents in the form of additional RSUs as of each dividend payment date in respect of which normal cash dividends are paid on Shares. Such dividend equivalents shall be computed by dividing: (i) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of RSUs held by the Participant on the record date for the payment of such dividend, by (ii) the Fair Market Value at the close of the first Business Day immediately following the dividend record date, with fractions computed to three decimal places. Dividend equivalents credited to a Participant’s account shall vest in proportion to the RSUs to which they relate, and shall be settled in accordance with Sections 5.4.

(b)            The foregoing does not obligate the Corporation to declare or pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

6.2	Withholding Taxes

(a)            Notwithstanding any other terms of this Plan, the granting, vesting, exercise or settlement of each Award under this Plan is subject to the condition that if at any time the Plan Administrator determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting, exercise or settlement, such action is not effective unless such withholding has been effected to the satisfaction of the Plan Administrator. In such circumstances, the Plan Administrator may require that a Participant pay to the Corporation the maximum amount the Corporation or a Subsidiary is obliged to withhold or remit to the relevant taxing authority in respect of the granting, vesting, exercise or settlement of the Award. Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Corporation or a Subsidiary, as the case may be. Alternatively, and subject to any requirements or limitations under applicable law, the Corporation or any Subsidiary may (i) withhold such amount from any remuneration or other amount payable by the Corporation or any Subsidiary to the Participant, (ii) require the sale, on behalf of the applicable Participant, of a number of Shares issued upon exercise, vesting, or settlement of such Award and the remittance to the Corporation of the net proceeds from such sale sufficient to satisfy such amount, (iii) permit the Participant to surrender such number of vested Awards to the Corporation for an amount which shall be used to satisfy the applicable withholding tax and other withholding liabilities, as applicable; or (iv) enter into any other suitable arrangements for the receipt of such amount. By participating in the Plan, the Participant consents to such sale and authorizes the Plan Administrator to undertake any of the foregoing in respect of the Shares on behalf of a Participant and to remit the appropriate amount to the applicable governmental authorities. Neither the Plan Administrator, the Corporation nor any Subsidiary shall be responsible for obtaining any particular price for the Shares nor shall the Plan Administrator, Corporation or any Subsidiary be required to issue any Shares under this Plan unless the Participant has made suitable arrangements with the Plan Administrator, Corporation and any applicable Subsidiary to fund any withholding obligation. Each Participant (or the Participant’s legal representatives) shall bear and be responsible for any and all income or other tax imposed in respect of the grant and exercise or settlement of any Award under this Plan and in respect of any amount payable to or benefit received or deemed to be received by such Participant (or legal representative) under this Plan.

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6.3	Recoupment

Notwithstanding any other terms of this Plan, Awards may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback, recoupment or similar policy adopted by the Corporation or the relevant Subsidiary, or as set out in the Participant’s employment agreement, Award Agreement or other written agreement, or as otherwise required by law or the rules of the U.S. Exchange or the Canadian Exchange. In the event of termination for Cause or as otherwise set forth in the Corporation’s clawback policy, as adopted or amended or restated from time to time, the Plan Administrator may seek to recoup Shares in respect of any exercised Options or settled RSUs, or adjust or reduce any unvested or vested Options or RSUs.The Plan Administrator may at any time waive the application of this Section 6.3 to any Participant or category of Participants.

ARTICLE 7
TERMINATION OF EMPLOYMENT OR SERVICES

7.1	Termination of Employee, Consultant or Director

Subject to Section 7.2, unless otherwise determined by the Plan Administrator or as set forth in any written employment agreement, Award Agreement or other written agreement between the Corporation or a Subsidiary and the Participant:

(a)            where a Participant’s employment, services or engagement is terminated by the Corporation or a Subsidiary for Cause, then any Option and RSU held by the Participant that has not been exercised, surrendered or settled as of the Termination Date (whether vested or unvested) shall be immediately forfeited and cancelled as of the Termination Date and no consideration shall be payable to the Participant in respect thereof as compensation, damages or otherwise;

(b)            where a Participant’s employment, services or engagement is terminated by the Corporation or a Subsidiary without Cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), or by reason of resignation by the Participant, or on account of the Participant incurring a Disability, or by reason of the death of the Participant, there will be no further vesting of any unvested Options or RSUs after the Termination Date and any unvested Options and RSUs held by the Participant on the Termination Date shall be immediately forfeited and cancelled and no consideration shall be payable to the Participant in respect thereof as compensation, damages or otherwise, including on account of severance, payment in lieu of notice or damages for wrongful dismissal. It is understood and agreed that Participants will also have no right to damages in lieu of the opportunity to vest in their Awards after the Termination Date. Any vested Options may be exercised by the Participant (or in the event of the Participant’s death, the Participant’s personal legal representative) at any time during the period that terminates on the earlier of: (A) the Expiry Date of such Option; and (B)(i) in the event of a Participant’s termination without Cause or resignation, the date that is three months after the Termination Date, (ii) in the event of the Participant’s incurrence of a Disability, the date that is twelve months after the Termination Date, or (iii) in the event of the Participant’s death, the date that is twelve months after the Termination Date. If an Option remains unexercised upon the earlier of (A) or (B), the Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period. In the case of a vested RSU that is held by a Participant on the Termination Date who is not a U.S. Taxpayer, such RSU will be settled within 90 days after the Termination Date. In the case of a vested RSU that is held by a Participant on the Termination Date who is a U.S. Taxpayer, vested RSUs will be settled within 90 days after the Termination Date, provided that in all cases such RSUs will be settled by March 15th of the year following the year of the applicable vesting event;

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(c)            a Participant’s eligibility to receive further grants of Options or RSUs under this Plan ceases on the Participant’s Termination Date; and

(d)            for greater clarity, except as otherwise provided in an applicable Award Agreement, and notwithstanding any other provision of this Section 7.1, in the case of an Award (other than an Option) that is granted to a U.S. Taxpayer and that becomes vested (in whole or in part) pursuant to this Section 7.1 upon the Participant’s Termination Date, such Award will, subject to Subsection 9.6(d), be settled as soon as administratively practicable following the Participant’s Termination Date but in no event later than 90 days following the Participant’s Termination Date, provided that if such Award is an RSU, settlement will occur no later than March 15th of the year following the year of the applicable vesting event.

7.2	Discretion to Permit Acceleration

Notwithstanding the provisions of Section 7.1, the Plan Administrator may, in its discretion, at any time prior to, or following the events contemplated in such Section, or in a written employment agreement, Award Agreement or other written agreement between the Corporation or a Subsidiary and the Participant, permit the acceleration of vesting of any or all Awards or waive termination of any or all Awards, all in the manner and on the terms as may be authorized by the Plan Administrator, taking into consideration the requirements of Section 409A of the Code, to the extent applicable, with respect to Awards of U.S. Taxpayers.

ARTICLE 8
EVENTS AFFECTING THE CORPORATION

8.1	General

The existence of any Awards does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this ARTICLE 8 would have an adverse effect on this Plan or on any Award granted hereunder.

8.2	Change in Control

Except as may be set forth in a written employment agreement, Award Agreement or other written agreement between the Corporation or a Subsidiary and the Participant:

(a)            Subject to this Section 8.2, but notwithstanding anything else in this Plan or any Award Agreement, the Plan Administrator may, without the consent of any Participant (except as expressly set forth below), take such steps as it deems necessary or desirable, including to cause (i) the conversion or exchange of any outstanding Awards into or for, rights or other securities of substantially equivalent value, as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from a Change in Control, (ii) outstanding Awards to vest and become exercisable, realizable, or payable, or restrictions applicable to an Award to lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Plan Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control, (iii) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Plan Administrator determines in good faith that no amount would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights, then such Award may be terminated by the Corporation without payment), (iv) the replacement of such Award with other rights or property selected by the Board in its discretion where such replacement would not adversely affect the holder, or (v) any combination of the foregoing. Notwithstanding the foregoing, prior consent of a Participant who is a Canadian Taxpayer is required in respect of subsection (iii) above. In taking any of the actions permitted under this Subsection 8.2(a), the Plan Administrator will not be required to treat all Awards similarly in the transaction. Notwithstanding the foregoing, in the case of Options held by a Canadian Taxpayer, the Plan Administrator may not cause the Canadian Taxpayer to receive (pursuant to this Subsection 8.2(a)) any property in connection with a Change in Control other than rights to acquire shares or units of a “mutual fund trust” (as defined in the Tax Act), of the Corporation or a “qualifying person” (as defined in the Tax Act) that does not deal at arm’s length (for purposes of the Tax Act) with the Corporation, as applicable, at the time such rights are issued or granted.

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(b)            Notwithstanding Section 7.1, and except as set forth in any written employment agreement, Award Agreement or other written agreement between the Corporation or a Subsidiary and the Participant, if the Participant is an Employee or Director and within 18 months following the completion of a transaction resulting in a Change in Control, the Participant’s employment or directorship is terminated by the Corporation or a Subsidiary without Cause:

(i)            any unvested Awards held by such Participant at the Termination Date shall immediately vest, with any Awards that vest based on Performance Goals vesting at their specified target level of attainment; and

(ii)           any vested Options may be exercised by the Participant at any time during the period that terminates on the earlier of: (A) the Expiry Date of such Options; and (B) the date that is three months after the Termination Date. If an Option remains unexercised upon the earlier of (A) or (B), the Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period.

(iii)          any vested RSUs held by the Participant will be settled within 90 days after the Termination Date, provided that any RSUs held by a U.S. Taxpayer will be settled by March 15th of the year following the year of the applicable vesting event.

(c)            Notwithstanding Subsection 8.2(a) and unless otherwise determined by the Plan Administrator, if, as a result of a Change in Control, the Shares will cease trading on the U.S. Exchange, the Canadian Exchange or any other exchange upon which the Shares may then be listed, then the Corporation may terminate all of the Awards, other than an Option held by a Canadian Taxpayer for the purposes of the Tax Act, granted under this Plan at the time of and subject to the completion of the Change in Control transaction by paying to each holder at or within a reasonable period of time following completion of such Change in Control transaction an amount for each Award equal to the fair market value of the Award held by such Participant as determined by the Plan Administrator, acting reasonably, provided that any vested Awards granted to U.S. Taxpayers will be settled within 90 days of the Change in Control.

(d)            It is intended that any actions taken under this Section 8.2 will comply with the requirements of Section 409A of the Code with respect to Awards granted to U.S. Taxpayers.

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8.3	Reorganization of Corporation’s Capital

Should the Corporation effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Corporation that does not constitute a Change in Control and that would warrant the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will, subject to the prior approval of the U.S. Exchange or the Canadian Exchange, as required, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

8.4	Other Events Affecting the Corporation

In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Corporation and occurring by exchange of Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Awards in order to adjust the number and/or type of Shares that may be acquired, or by reference to which such Awards may be settled, on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will, subject to the prior approval of the U.S. Exchange and the Canadian Exchange, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

8.5	Immediate Acceleration of Awards

In taking any of the steps provided in Sections 8.3 and 8.4, the Plan Administrator will not be required to treat all Awards similarly and where the Plan Administrator determines that the steps provided in Sections 8.3 and 8.4 would not preserve proportionately the rights, value and obligations of the Participants holding such Awards in the circumstances or otherwise determines that it is appropriate, the Plan Administrator may, but is not required to, permit the immediate vesting of any unvested Awards, provided that any such adjustments or acceleration of vesting undertaken pursuant to Sections 8.3, 8.4 or 8.5 shall be undertaken only to the extent they will not result in adverse tax consequences under Section 409A of the Code.

8.6	Issue by Corporation of Additional Shares

Except as expressly provided in this ARTICLE 8, neither the issue by the Corporation of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of, Shares that may be acquired as a result of a grant of Awards.

8.7	Fractions

No fractional Shares will be issued pursuant to an Award. Accordingly, if, as a result of any adjustment under this ARTICLE 8 or a dividend equivalent, a Participant would become entitled to a fractional Share, the Participant has the right to acquire only the next lowest whole number of Shares and no payment or other adjustment will be made with respect to the fractional Shares, which shall be disregarded.

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ARTICLE 9
U.S. TAXPAYERS

9.1	Granting of Options to U.S. Taxpayers

Options granted under this Plan to U.S. Taxpayers may be Non-Qualified Options or ISOs. Each Option shall be designated in the Award Agreement as either an ISO or a Non-Qualified Option. If an Award Agreement fails to designate an Option as either an ISO or Non-Qualified Option, the Option will be a Non-Qualified Option. The Corporation shall not be liable to any Participant or to any other Person if it is determined that an Option intended to be an ISO does not qualify as an ISO. Options will be granted to a U.S. Taxpayer only if (i) such U.S. Taxpayer performs services for the Corporation or any corporation or other entity in which the Corporation has a direct or indirect controlling interest or otherwise has a significant ownership interest, as determined under Section 409A, such that the Option will constitute an option to acquire “service recipient stock” within the meaning of Section 409A, or (ii) such option otherwise is exempt from Section 409A.

9.2	ISOs

Subject to any limitations in Section 3.6, the aggregate number of Shares reserved for issuance in respect of granted ISOs shall not exceed 100,000,000 Shares, and the terms and conditions of any ISOs granted to a U.S. Taxpayer on the Date of Grant hereunder, including the eligible recipients of ISOs, shall be subject to the provisions of Section 422 of the Code, and the terms, conditions, limitations and administrative procedures established by the Plan Administrator from time to time in accordance with this Plan. At the discretion of the Plan Administrator, ISOs may only be granted to an individual who is an employee of the Corporation, or of a Subsidiary.

9.3	ISO Grants to 10% Shareholders

Notwithstanding anything to the contrary in this Plan, if an ISO is granted to a person who owns shares representing more than 10% of the voting power of all classes of shares of the Corporation or of a Subsidiary, on the Date of Grant, the term of the Option shall not exceed five years from the time of grant of such Option and the Exercise Price shall be at least 110% of the Fair Market Value of the Shares subject to the Option.

9.4	Limitation on Yearly Vesting for ISOs

To the extent that aggregate Fair Market Value (determined on the date each ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by the Participant in any calendar year (under all plans of the Corporation and any Subsidiary) exceeds US$100,000, such Options shall be treated as Non-Qualified Options even if denominated ISOs at grant.

9.5	Disqualifying Dispositions

Each person awarded an ISO under this Plan shall notify the Corporation in writing immediately after the date such person makes a disposition or transfer of any Shares acquired pursuant to the exercise of such ISO if such disposition or transfer is made (a) within two years from the Date of Grant or (b) within one year after the date such person acquired the Shares. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the person in such disposition or other transfer. The Corporation may, if determined by the Plan Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable person until the end of the later of the periods described in (a) or (b) above, subject to complying with any instructions from such person as to the sale of such Shares.

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9.6	Section 409A of the Code

(a)            This Plan will be construed and interpreted to be exempt from, or where not so exempt, to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of this Plan. Any reference in this Plan to Section 409A of the Code shall also include any regulation promulgated thereunder or any other formal guidance issued by the Internal Revenue Service with respect to Section 409A of the Code. Each Award shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code, or (ii) satisfies the requirements of Section 409A of the Code. If an Award is subject to Section 409A of the Code, (A) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (B) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Section 409A of the Code, (C) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (D) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. Payment of any Award that is intended to be exempt from Section 409A of the Code as a short-term deferral shall in all events be paid by no later than March 15th of the year following the year of the applicable vesting event. The Corporation reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in light of Section 409A of the Code. In no event will the Corporation or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on a Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b)            All terms of the Plan that are undefined or ambiguous must be interpreted in a manner that complies with Section 409A of the Code if necessary to comply with Section 409A of the Code.

(c)            The Plan Administrator, in its discretion, may permit the acceleration of the time or schedule of payment of a U.S. Taxpayer’s vested Awards in the Plan under circumstances that constitute permissible acceleration events under Section 409A of the Code.

(d)            Notwithstanding any provisions of the Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of non–qualified deferred compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is six months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer). Any amounts subject to a delay in payment pursuant to the preceding sentence shall be paid as soon practicable following such six-month anniversary of such separation from service.

9.7	Section 83(b) Election

If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Shares subject to vesting or other forfeiture conditions, the Participant shall be required to promptly file a copy of such election with the Corporation.

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9.8	Application of Article 9 to U.S. Taxpayers

For greater certainty, the provisions of this ARTICLE 9 shall only apply to U.S. Taxpayers.

ARTICLE 10
AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

10.1	Amendment, Suspension, or Termination of the Plan

The Plan will terminate on April 10, 2034, the date which is ten years from the earlier of the date of its adoption by the Board and the date of its approval by the shareholders of the Corporation. The Plan may be terminated at an earlier date by vote of the shareholders or the Board; provided, however, that any such earlier termination shall not materially adversely affect any Award Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Awards theretofore granted. The Plan Administrator may from time to time, without notice, or upon notice in accordance with and limited to any applicable Employment Standards, and without approval of the holders of voting shares of the Corporation, amend, modify, change, suspend or terminate the Plan or any Awards granted pursuant to the Plan as it, in its discretion determines appropriate, provided, however, that:

(a)            no such amendment, modification, change, suspension or termination of the Plan or any Awards granted hereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Plan without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any requirements under applicable Securities Laws or any requirements of the U.S. Exchange or the Canadian Exchange; and

(b)            any amendment that would cause an Award held by a U.S. Taxpayer to be subject to income inclusion under Section 409A of the Code shall be null and void ab initio with respect to the U.S. Taxpayer unless the consent of the U.S. Taxpayer is obtained.

10.2	Shareholder Approval

Notwithstanding Section 10.1 and subject to any rules and additional requirements of the U.S. Exchange or the Canadian Exchange, as applicable, shareholder approval shall be required for any amendment, modification or change that:

(a)            reduces the exercise price or purchase price of an Award benefiting an Insider of the Corporation;

(b)            extends the term of an Award benefiting an Insider of the Corporation;

(c)            increases the percentage or number of Shares reserved for issuance under the Plan, except pursuant to the provisions under ARTICLE 8, which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Corporation or its capital;

(d)            increases or removes the 10% limits on Shares issuable or issued to Insiders as set forth in Section 3.7;

(e)            reduces the exercise price of an Option (for this purpose, a cancellation or termination of an Option of a Participant prior to its Expiry Date for the purpose of reissuing an Option to the same Participant with a lower exercise price or any other action that is treated as a repricing under generally accepted accounting principles shall be treated as an amendment to reduce the exercise price of an Option) except pursuant to the provisions in the Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Corporation or its capital;

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(f)            extends the term of an Option beyond the original Expiry Date (except pursuant to Section 4.3);

(g)            permits an Option to be exercisable beyond 10 years from its Date of Grant (except pursuant to Section 4.3);

(h)            permits Awards to be transferred to a Person in circumstances other than those specified under Section 3.9;

(i)            permits the introduction or reintroduction of non-employee directors on a discretionary basis or that increases limits previously imposed on non-employee director participation in the Plan; or

(j)            deletes or reduces the range of amendments which require approval of shareholders under this Section 10.2.

10.3	Permitted Amendments

Without limiting the generality of Section 10.1, but subject to Section 10.2, the Plan Administrator may, without shareholder approval, at any time or from time to time, amend the Plan for the purposes of:

(a)            making any amendments to the vesting provisions of each Award;

(b)            making any amendments to the provisions set out in ARTICLE 7;

(c)            making any amendments to add covenants of the Corporation for the protection of Participants, as the case may be, provided that the Plan Administrator shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants, as the case may be;

(d)            making any amendments to comply with the provisions of the applicable law or the rules, regulations and policies of the Canadian Exchange or the U.S. Exchange;

(e)            making any amendments necessary for Awards to qualify for favorable treatment under applicable tax laws;

(f)            making any amendments to include or modify a cashless exercise feature, payable in cash or Shares, which provides for a full deduction of the number of underlying Shares from the Plan maximum;

(g)            making any amendments necessary to suspend or terminate the Plan;

(h)            making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Plan Administrator, having in mind the best interests of the Participants, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Plan Administrator shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants;

(i)            making amendments of a “housekeeping” or administrative nature or such changes or corrections which are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Plan Administrator shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants; or

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(j)            making any other amendment, whether fundamental or otherwise, not requiring shareholders’ approval under applicable tax laws, Canadian Exchange rules, U.S. Exchange Rules, or any other securities exchange that are applicable to the Corporation.

ARTICLE 11
MISCELLANEOUS

11.1	Legal Requirement

This Plan, the grant and exercise or settlement of any Award hereunder and the Corporation’s obligation to issue Shares hereunder shall be subject to all applicable federal, provincial, state, and foreign laws, rules and regulations, including all applicable corporate, securities and income tax laws (including any applicable provisions of the Tax Act, the Code and income tax legislation of any other jurisdiction, and the regulations thereunder), all applicable requirements of the U.S. Exchange, the Canadian Exchange or any other exchange upon which the Shares may then be listed and to such approvals by any regulatory authority or governmental agency as may, in the opinion of counsel to the Corporation, be required. The Corporation is not obligated to grant any Awards, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Plan Administrator, in its discretion, such action would constitute a violation by a Participant or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of the U.S. Exchange, the Canadian Exchange or any other exchange upon which the Shares may then be listed. Without limiting the generality of the foregoing or any other provision hereof, the Corporation may take such steps and require such documentation from Participants as the Plan Administrator may from time to time in good faith determine are necessary or desirable to ensure compliance with all applicable laws and the terms of this Plan.

11.2	No Other Benefit

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The amount of any compensation received or deemed to be received by a Participant as a result of the Participant’s participation in the Plan will not constitute compensation with respect to which any other payments or benefits of that Participant are determined, including without limitation, payments or benefits under any bonus, pension, termination, severance, profit-sharing, vacation, insurance or salary continuation plan.

11.3	Rights of Participant

No Participant has any claim or right to be granted an Award and the granting of any Award is not to be construed as giving a Participant a right to remain as an Employee, Consultant or Director. No Participant has any rights as a shareholder of the Corporation in respect of Shares issuable pursuant to any Award until the allotment and issuance to such Participant, or as such Participant may direct, of certificates representing such Shares.

11.4	Corporate Action

Nothing contained in this Plan or in an Award shall be construed so as to prevent the Corporation from taking corporate action which is deemed by the Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award. Nothing contained in this Plan shall prevent the Corporation from adopting other or additional compensation arrangements. This Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Shares or any other securities in the capital of the Corporation or any of its subsidiaries other than as specifically provided for in this Plan.

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11.5	Conflict

In the event of any conflict between the provisions of this Plan and an Award Agreement, the provisions of the Plan shall govern. In the event of any conflict between or among the provisions of this Plan or any Award Agreement, on the one hand, and a Participant’s written employment agreement or other written agreement with the Corporation or a Subsidiary, as the case may be, on the other hand, the provisions of this Plan and the Award Agreement shall prevail.

11.6	Participant Information

Each Participant shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer the Plan. Each Participant acknowledges that information required by the Corporation in order to administer the Plan may be disclosed to any custodian appointed in respect of the Plan and other third parties, and may be disclosed to such persons (including persons located in jurisdictions other than the Participant’s jurisdiction of residence), in connection with the administration of the Plan. To the extent allowed by applicable law, each Participant consents to such disclosure and authorizes the Corporation to make such disclosure on the Participant’s behalf.

11.7	Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Corporation to ensure the continued employment or engagement of such Participant. Nothing contained in the Plan or by the grant of any Award will confer upon any Participant any right to the continuation of the Participant’s employment, engagement or service by the Corporation or a Subsidiary or interfere in any way with the right of the Corporation or a Subsidiary at any time to terminate a Participant’s employment, engagement or service or to increase or decrease the compensation of a Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

11.8	International Participants

With respect to Participants who reside or work outside Canada and the United States, the Plan Administrator may, in its discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Plan Administrator may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

11.9	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Corporation and its Subsidiaries.

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11.10	General Restrictions or Assignment

Except as required by law, the rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant unless otherwise approved by the Plan Administrator.

11.11	Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

11.12	Notices

All written notices to be given by a Participant to the Corporation shall be delivered personally, e- mail or mail, postage prepaid, addressed as follows:

Satellos Bioscience Inc.

200 Bay Street, Suite 2800

Toronto, ON, M5J 2J1

Attention: Chief Financial Officer

All notices to a Participant will be addressed to the principal address of the Participant on file with the Corporation. Either the Corporation or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally or by e-mail, on the date of delivery, and if sent by mail, on the fifth Business Day following the date of mailing. Any notice given by either the Participant or the Corporation is not binding on the recipient thereof until received.

11.13	Indemnity

Neither the Board nor the Plan Administrator, nor any members of either, nor any employees of the Corporation or any Subsidiary, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Corporation hereby agrees to indemnify the members of the Board, the members of the Committee, and the employees of the Corporation and its Subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

11.14	Governing Law

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without any reference to conflicts of law rules.

11.15	Submission to Jurisdiction

The Corporation and each Participant irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Ontario in respect of any action or proceeding relating in any way to the Plan, including, without limitation, with respect to the grant of Awards and any issuance of Shares made in accordance with the Plan.

11.16	Unfunded Obligations; No Trust or Fund Created

The Corporation’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Corporation in respect of any award under the Plan. Participants will be general unsecured creditors of the Corporation with respect to any amounts due or payable under the Plan. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation or any Subsidiary and a Participant or any other person.

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Satellos Bioscience Inc.

OPTION AWARD AGREEMENT

###DATE_OF_GRANT###

###PARTICIPANT_NAME###

PERSONAL AND CONFIDENTIAL

BY EMAIL

Dear ###PARTICIPANT_NAME###

I am pleased to confirm that you have been granted options (“Options”) to purchase common shares (“Shares”) in the capital of Satellos Bioscience Inc. (the “Corporation”) under the Corporation’s Omnibus Equity Incentive Plan, as the same may be amended or restated from time to time (the “Plan”).

This letter agreement shall constitute an “Award Agreement” as defined under the Plan. Other than as set out herein, the Options shall be subject in all respects to the terms and conditions of the Plan. We encourage you to review the Plan in detail. Each capitalized term not otherwise defined herein, shall have the meaning attributed to such term in the Plan.

Number of Shares subject to the Options:	###TOTAL_OPTIONS### (the “Option Shares”)
Type of Options:	[ISO/Non-Qualified Option]
Date of Grant:	###GRANT_DATE### (the “Date of Grant”)
Exercise Price (per Share):	###EXERCISE_PRICE### (the “Exercise Price”)
Expiry Date	###EXPIRY_DATE### (the “Expiry Date”)
Vesting:	Subject always to the right of Corporation to cancel such Options on earlier dates in accordance with the provisions of the Plan, the Options will vest and be exercisable as follows:
Confidentiality:	The terms of this Award Agreement are confidential, and we expect that you will maintain the confidentiality of the grant and not disclose details to other employees of the Corporation or anyone outside the Corporation.

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General Provisions:

1.	[Unless the offering and sale of the Option Shares to be issued upon the particular exercise of the Options shall have been effectively registered under the Securities Act of 1933, as amended (the “Securities Act”), the Corporation shall be under no obligation to issue the Option Shares covered by such exercise unless the Corporation has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act and applicable Securities Laws and until the following conditions have been fulfilled:

a.	The person(s) who exercise the Option shall warrant to the Corporation, at the time of such exercise, that such person(s) are acquiring such Option Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Option Shares, in which event the person(s) acquiring such Option Shares shall be bound by the provisions of the following legend which shall be endorsed upon any certificate(s) evidencing the Option Shares issued pursuant to such exercise:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Corporation shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws;” and

b.	If the Corporation so requires, the Corporation shall have received an opinion of its counsel that the Option Shares may be issued upon such particular exercise in compliance with the Securities Act without registration thereunder. Without limiting the generality of the foregoing, the Corporation may delay issuance of the Option Shares until completion of any action or obtaining of any consent, which the Corporation deems necessary or advisable (including without limitation state securities or “blue sky” laws).

2.	If the Options are designated as ISOs so that the Participant (or the Participant’s beneficiaries) may qualify for the favorable tax treatment provided to holders of Options that meet the standards of Section 422 of the Code then any provision of this Award Agreement or the Plan which conflicts with the Code so that the Options would not be deemed ISOs is null and void and any ambiguities shall be resolved so that the Options qualify as ISOs. The Participant should consult with the Participant’s own tax advisors regarding the tax effects of the Options and the requirements necessary to obtain favorable tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements.

Notwithstanding the foregoing, to the extent that the Options are designated as ISOs and are not deemed to be ISOs pursuant to Section 422(d) of the Code because the aggregate Fair Market Value (determined as of the Date of Grant) of any of the Shares with respect to which the ISOs are granted becomes exercisable for the first time during any calendar year in excess of $100,000, the portion of the Options representing such excess value shall be treated as Non-Qualified Options and the Participant shall be deemed to have taxable income measured by the difference between the then Fair Market Value of the Shares received upon exercise and the price paid for such Shares pursuant to this Award Agreement.

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Neither the Corporation nor any Affiliate shall have any liability to the Participant, or any other party, if the Options (or any portion thereof) that are intended to be ISOs are not ISOs or for any action taken by the Plan Administrator, including without limitation the conversion of an ISO to a Non-Qualified Option.

3.	If the Option are designated as ISOs then the Participant agrees to notify the Corporation in writing immediately after the Participant makes a Disqualifying Disposition of any of the Option Shares acquired pursuant to the exercise of the ISOs. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale) of such Option Shares before the later of (a) two years after the date the Participant was granted the ISO or (b) one year after the date the Participant acquired Option Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code. If the Participant has died before the Option Shares are sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.]

4.	The Participant specifically acknowledges and agrees that the provisions of this Award Agreement and the Plan may take away or limit the Participant’s common or civil law rights, as applicable, to his or her Options and Option Shares and any common or civil law rights, as applicable, to damages as compensation for the loss, or continued vesting, of his or her Options and Option Shares hereunder during any reasonable notice period.

5.	By entering into this Award Agreement, the Participant: (i) authorizes the Corporation and each Affiliate, and any agent of the Corporation or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Corporation or any of its Affiliates such information and data as the Corporation or any such Affiliate shall request in order to facilitate the grant of the Options and the administration of the Plan; (ii) to the extent permitted by applicable law, waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Corporation and each Affiliate to collect, process, store and transmit such information (including to a country outside of Canada or the United States which may not have the same level of data protection laws in Canada or the United Staes) in electronic form for the purposes set forth in this Award Agreement and the Plan. The Participant hereby acknowledges that he or she has the right to request a list of the names and addresses of any potential recipients of such information and to review and correct such information by contacting his or her local human resources representation.

6.	The Participant hereby acknowledges having received and reviewed a copy of the Plan and having read and understood the meaning and importance of each of the provisions of the Plan, including the early termination and forfeiture provisions in Article 7 of the Plan, all of which are incorporated herein by reference, and this Award Agreement, and agrees to be bound thereby. The fact that this Award Agreement repeats some of the provisions of the Plan shall not diminish or affect the application of all provisions of the Plan.

7.	The Corporation’s obligations under the Plan and this Award Agreement are unfunded, and the Participant will have no right to specific assets of the Corporation in respect of the Option or Option Shares. The Participant will be a general unsecured creditor of the Corporation with respect to any amounts due or payable under the Plan. Neither the Plan nor this Award Agreement create or may be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation or any Subsidiary and the Participant or any other person.

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8.	The Participant hereby acknowledges and agrees that the Participant’s participation in the Plan and receipt of the Options and, if applicable, Option Shares do not create a right for the Participant to be retained in the employment or services of the Corporation or any Subsidiary.

9.	The Options evidenced by this Award Agreement are subject to acceptance by the Participant by signing this Award Agreement where indicated below and returning same to the Corporation within [fifteen (15) Business Days] of receipt, failing which the Options evidenced by this Award Agreement may be deemed, in the sole discretion of the Corporation, rejected by the Participant and null and void.

It is through working together as a team that we can make the Satellos Bioscience Inc. a leader in our field.

Yours very truly,

SATELLOS BIOSCIENCE INC.

[Signatory Name]

[Signatory Title]

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I accept the Options on the terms described in this Award Agreement and understand and agree that my Options are subject in all respects to the terms and conditions of the Award Agreement and the Plan. I have read, understood, and agree to comply with the terms of this Award Agreement and the Plan.

###PARTICIPANT_NAME###	###HOME_ADDRESS###

###ACCEPTANCE_DATE###

Signature	Address	Accepted

[Signature Page to Option Award Agreement]

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